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                                                                   Exhibit 10(l)

                LINCOLN ELECTRIC HOLDINGS, INC. AND SUBSIDIARIES

                        SUMMARY OF EMPLOYMENT AGREEMENTS


Messrs. Elliot and Stueber entered into employment agreements in June 1993 and February 1995, respectively. Those agreements contain many terms that are no longer in effect. Certain terms do, however, survive. Surviving terms grant credited service for purposes of the SERP of 32 and 22 years, respectively, as of their respective dates of hire, assuming a normal retirement age of 60 and service of 45 years at age 65 for both. Mr. Elliott has a participation factor under the SERP of 100%. Mr. Elliott's agreement provides that his SERP benefits will not be offset by his former employer's defined contribution plan (but will be offset by his former employer's defined benefit plan). The agreement for Mr. Elliott also provides for severance pay equal to one year's base salary if he is terminated without cause. The agreement for Mr. Stueber provides that if he is terminated without cause, prior to his sixth anniversary, he will be entitled to severance pay equal to three times his total compensation (base and bonus) for the preceding year. Thereafter, through his tenth anniversary, severance pay equals two year's total compensation.